FIRST AMENDMENT TO THE
ACCELR8 TECHNOLOGY CORPORATION

2012 OMNIBUS EQUITY INCENTIVE PLAN

Effective as of October 31, 2012, Accelr8 Technology Corporation (the “Company”) established the Accelr8 Technology Corporation 2012 Omnibus Equity Incentive Plan (the “Plan”). Effective as of December 24, 2012, the Company changed its name to Accelerate Diagnostics, Inc. Additionally, effective as of December 26, 2012, the Company transferred the listing of its common stock from NYSE MKT LLC to the NASDAQ Capital Market. By adoption of this instrument, the Company desires to amend the Plan to reflect these changes and to make certain other changes the Company deems appropriate.

1.                  Except as otherwise provided herein, this First Amendment shall be effective as of the date on which it is executed.

2.                  The name of the Plan is hereby amended to read as follows:

                     the accelerate diagnostics, inc. 2012 omnibus equity incentive plan

3.                  Section 1.1 of the Plan (Establishment) is hereby amended and restated in its entirety to read as follows:

1.1 ESTABLISHMENT. Accelerate Diagnostics, Inc. (f/k/a Accelr8 Technology Corporation), a Delaware corporation (the “Company”), hereby establishes the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the “Plan”). The Plan will supersede and replace the 2004 Omnibus Stock Option Plan (the “2004 Plan”) and all other Prior Plans. No awards will be made pursuant the 2004 Plan or any other Prior Plan after the date it is approved by the Board (the “Effective Date”); provided, however, that the 2004 Plan and all Prior Plans shall remain in effect until all awards granted under such Prior Plans have been exercised, forfeited, canceled, or have otherwise expired or terminated in accordance with the terms of such awards.

4.                  Effective December 26, 2012, Section 3.1 of the Plan (Committee) is hereby amended and restated in its entirety to read as follows:

3.1 COMMITTEE. The Plan shall be administered by the Board or, with respect to individuals subject to the requirements of Section 16 of the Exchange Act or Covered Employees, the Committee. The Committee shall consist of 2 or more individuals, each of whom qualifies as: (i) a “non-employee director” as defined in Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act; and (ii) an “outside director” as defined in Section 162(m) of the Code, in each case, as each such rule or regulation is in effect from time to time. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. All references in the Plan to the “Committee” shall be, as applicable, to the Board or the Committee appointed by the Board, as applicable.

5.                  Effective December 26, 2012, the last sentence of Section 4.5 of the Plan (Replacement Awards) is hereby amended to read as follows:

Any shares of Stock authorized and available for issuance under the Acquired Plan shall, subject to adjustment as described in Section 4.4, be available for use in making Awards under this Plan with respect to persons eligible under such Acquired Plan, by virtue of the Company’s assumption of such Acquired Plan, consistent with NASDAQ Rules (or rules of any other exchange upon which the Stock is then traded), including, but not limited to, NASDAQ Rule 5635(c), including IM-5635-1, as such Rules may be amended or replaced from time to time.

6.                  Effective December 26, 2012, the first sentence of Section 13.4 of the Plan (Clawback) is hereby amended to read as follows:

Notwithstanding any provision of the Plan to the contrary, in an Award Agreement, the Committee shall include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with applicable law in effect on the date of the Award Agreement, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the NASDAQ (or any other exchange upon which the Stock is then listed) pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

7.                  Effective December 26, 2012, the last sentence of Section 16.10 of the Plan (Government and other Regulations) is hereby amended to read as follows:

The Committee shall impose such restrictions on any Award as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the NASDAQ (or any other exchange upon which the Stock is then listed), quoted or traded and under any blue sky or state securities laws applicable to such Award.

8.                  Section (j) of the Glossary (“Company”) is hereby amended and restated in its entirety to read as follows:

(j) “Company” means Accelerate Diagnostics, Inc. (f/k/a Accelr8 Technology Corporation), a Delaware corporation and any successor corporation.

9.                  Effective as of December 26, 2012, Section (q) of the Glossary (“Fair Market Value”) is hereby amended and restated in its entirety to read as follows:

(q) “Fair Market Value” means, as of any given date, the closing price for the Stock as reported on the NASDAQ (or any other exchange upon which the Stock is then listed) on that date or the closing price for the Stock on the immediately preceding date or, if no such prices are reported on either such date, the closing price on the last day on which such prices were reported.

10.              Section (dd) of the Glossary (“Plan”) is hereby amended and restated in its entirety to read as follows:

(dd) “Plan” means this Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan, as it may be amended from time to time.

11.              The purpose of this First Amendment is to, among other things, change the name of the Plan and reflect that the Company is listed on the NASDAQ Capital Market. Unless the context indicates otherwise, all references to “Accelr8 Technology Corporation” are hereby replaced with references to “Accelerate Diagnostics, Inc.” and all references to “NYSE” or “New York Stock Exchange” are hereby replaced with references to “NASDAQ.” Any other provisions of the Plan which are inconsistent with this intent are hereby amended to the extent necessary to complete the name change.

12.              This First Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this 21st day of March, 2013.

ACCELERATE DIAGNOSTICS, INC.

By: /s/ Steve Reichling

Steve Reichling, Chief Financial Officer